Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 33-59064) on Form S-8 of Aerosonic Corporation of our report dated June 29, 2007, with respect to the statements of net assets available for benefits of the Aerosonic Corporation 401(k) Plan as of December 31, 2006 and 2005, the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental schedules as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of the Aerosonic Corporation 401(k) Plan.

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida
June 29, 2007

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